ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

April 28, 2025

Parnassus Funds

1 Market Street

Suite 1600

San Francisco, California 94105

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 63 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 65 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Parnassus Funds trust (the “Trust”) for: (i) the registration of an indefinite number of Investor Class and Institutional Class shares of beneficial interest (the “New Shares”) of the Parnassus International Equity Fund (the “New Fund”), a new series of the Trust; and (ii) updating certain disclosures with regard to the Parnassus Growth Equity Fund, the Parnassus Value Equity Fund, the Parnassus Mid Cap Fund, and the Parnassus Mid Cap Growth Fund, each a series of the Trust (the “Existing Funds” and collectively with the New Fund, each, a “Fund” and collectively, the “Funds”), each as described in said Registration Statement. Each Existing Fund has previously registered an indefinite number of shares of beneficial interest (the “Existing Shares” and together with the New Shares, the “Shares”). Each Fund offers two classes of Shares, designated Investor Class and Institutional Class.

In connection with this opinion, we have examined the Trust’s Amended and Restated Agreement and Declaration of Trust (“Agreement and Declaration of Trust”), its Amended and Restated By-Laws, and such other documents as we have deemed necessary for the purpose of this opinion.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the New Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares of the Funds under any applicable state and federal laws regulating offerings and sales of securities. We also have assumed that the Shares of the Funds will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

We were not involved in the organization of the Trust. For purposes of this opinion, we have relied solely on a certificate of good standing received from the Secretary of the Commonwealth of Massachusetts with respect to the Trust’s standing as a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and for purposes of this opinion have assumed that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts. Our opinion is limited accordingly.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Funds, and that, when such Shares are issued and sold, they will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP